 Mobile Infrastructure Corporation Appoints Toby Asbury as Chief Operating Officer

-  Focus on optimizing operational performance of parking assets

(Cincinnati, Ohio, October 26, 2022) – Mobile Infrastructure Corporation (the “Company” or “MIC”), a publicly registered, non-listed company which invests primarily in parking lots and garages in the United States, announced today the appointment of Toby Asbury as Chief Operating Officer effective October 25, 2022.

Manuel Chavez, CEO of Mobile Infrastructure said, “We have worked with Toby in various capacities since 2018. He is well versed in the parking industry, knowledgeable in operations and technology, has strong experience in managing large capital projects, and has proven to be an inspiring leader with his team over the time he has been with Mobile. We are confident that in his new role, Toby will continue to advance our team’s efforts towards ongoing process and operational enhancements for our assets.”

Since August 2021, Asbury has served as Vice President of Asset Management of the Company. Prior to joining MIC, Asbury held various C-suite executive positions of several privately held companies. Asbury has 20 years of large scale capital expenditure and parking experience, across industries in real estate assets, including at companies such as pKatalyst, Inc., Linkology Inc., Laiya Enterprises, Inc., and CFS Construction Inc. Asbury is an Evans Scholar, has an MBA from Xavier University and a B.S. in Chemistry from Miami University.

About Mobile Infrastructure Corporation

Mobile Infrastructure is an internally-managed, publicly registered, non-listed company that invests primarily in parking lots and garages in the United States. As of June 30, 2022, it owned 45 parking facilities located in 23 separate markets throughout the United States, with a total of 15,818 parking spaces and approximately 5.5 million square feet and approximately 0.2 million square feet of commercial space adjacent to its parking facilities. For more information, please visit www.mobileit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "believe," "continue," "could," "estimate," "expect," "intend," "may," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  national and local economic, business and real estate market conditions; and the performance of real estate assets after they are acquired. Although Mobile Infrastructure believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company's most recent annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Mobile Infrastructure does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Contact Information

Investor Relations

mobileit@icrinc.com